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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

September 30, 1998

First Consulting Group, Inc.
111 W. Ocean Blvd., 4th Floor
Long Beach, CA 90802

Ladies and Gentlemen:

    We have acted as counsel for First Consulting Group, Inc., a Delaware corporation (the "Company" or "FCG"), in connection with the merger (the "Merger") and other transactions contemplated by the certain Agreement and Plan of Merger and Reorganization, dated as of September 9, 1998, by and among FCG, Foxtrot Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of FCG ("Merger Sub"), and Integrated Systems Consulting Group, Inc., a Pennsylvania corporation ("ISCG"). This opinion is being furnished in connection with a Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company with the Securities Exchange Commission covering the offer and sale of up to 7,500,000 shares (the "Shares") of common stock, par value $0.001 per share, of the Company ("Common Stock"), to be issued in connection with the merger of Merger Sub with and into ISCG.

    In rendering this opinion, we have examined the following documents: (i) the Company's Certificate of Incorporation and Bylaws, as amended and restated since the inception of the Company; (ii) the Action by Unanimous Written Consent in Lieu of a Meeting of the Board of Directors dated August 26, 1998; (iii) the Registration Statement; and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

    We are of the opinion that the Shares, which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

    We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Sincerely,
COOLEY GODWARD LLP

/s/ PATRICK A. POHLEN
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Patrick A. Pohlen